Exhibit 99.1

OLD POINT FINANCIAL CORPORATION QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

August 10, 2006

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has increased its quarterly dividend to $0.18 per share of common capital stock. The dividend will be paid on September 29, 2006, to shareholders of record as of August 31, 2006. The increase amount is $0.01 or 6% over the previous dividend of $0.17.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $797 million in assets as of June 30, 2006, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 19 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286